UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: November 10, 2004

(Date of Earliest Event Reported)

Cost Plus, Inc.

(Exact name of Registrant as specified in its charter)

California	0-14970	94-1067973
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

200 4th Street

Oakland, California 94607

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (510) 893-7300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement /

Item 1.02 Termination of a Material Definitive Agreement /

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On November 10, 2004, Cost Plus, Inc. (the “Company”) entered into an unsecured five year revolving line of credit agreement with a group of banks and Bank of America, N.A. as the administrative agent and letter of credit issuer (the “ Credit Agreement”). A copy of the Credit Agreement is filed as Exhibit 10.1 to this Current Report on Form 8-K. The execution of the Credit Agreement terminated and replaced the existing Business Loan Agreement, dated May 29, 2002, as amended, between the Company and Bank of America, N.A as Administrative Agent & L.C. Issuer, that was due to expire in June of 2005 (the “Prior Credit Agreement”). The Company intends to use the proceeds from the Credit Agreement for working capital, issuance of commercial and standby letters of credit, capital expenditures, and other general corporate purposes.

The Credit Agreement allows for cash borrowings and letters of credit under an unsecured revolving credit facility of up to $50.0 million from January through June of each year, increasing to $125.0 million from July through December of each year to coincide with the Company’s Holiday borrowing needs. The Credit Agreement includes a one time option to increase the size of the revolving credit facility by $25.0 million to $150.0 million. Interest will be paid quarterly in arrears based on a rate equal to LIBOR or Bank of America’s prime rate plus an applicable margin that is based on the Company’s Consolidated Adjusted Leverage Ratio, as defined in the Credit Agreement. The Credit Agreement requires a 30-day “clean-up period” in which Adjusted Total Outstandings, as defined in the Credit Agreement, do not exceed $30.0 million for not less than 30 consecutive days during the period from January 1 through March 31 of each year. The Company is subject to a minimum consolidated tangible net worth requirement, and annual capital expenditures are limited under the Credit Agreement. The Credit Agreement includes limitations on the ability of the Company to incur debt, grant liens, make acquisitions, make certain restricted payments such as dividend payments, and dispose of assets. The events of default under the Credit Agreement include payment defaults, cross defaults with certain other indebtedness, breaches of covenants and bankruptcy events. In the case of a continuing event of default, the lenders under the Credit Agreement may, among other remedies, eliminate their commitments to make credit available, declare due all unpaid principal amounts outstanding, and require cash collateral for any letter of credit obligations.

The Company initially drew down $36,000,000 under the New Credit Agreement to repay outstanding borrowings under the Prior Credit Agreement.

Item 9.01 Financial Statements and Exhibits

(c) Exhibits.

Exhibit Number	Description
10.1	Credit Agreement dated November 10, 2004, between Cost Plus, Inc., the lenders named therein and Bank of America, N.A., as the administrative agent and letter of credit issuer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

COST PLUS, INC

By:	/s/ John J. Luttrell
John J. Luttrell
Senior Vice President and Chief Financial Officer (Principal Accounting Officer)

Dated: November 15, 2004

EXHIBIT INDEX

Exhibit Number	Description
10.1	Credit Agreement dated November 10, 2004, between Cost Plus, Inc., the lenders named therein and Bank of America, N.A., as the administrative agent and letter of credit issuer.